NEWS

Cooper Tire & Rubber Company Reports Record Third Quarter

--Record net sales of $1.1 billion; a 4% increase

--Record operating profit of $130 million; 12% of net sales

--Record third quarter net income of $1.17 per share attributable to Cooper Tire & Rubber Company

FINDLAY, Ohio, Nov. 2, 2012 – Cooper Tire & Rubber Company (NYSE: CTB) today reported results for the third quarter of 2012. Net sales were a record for any quarter of $1.1 billion, an increase of $47 million, or 4%, compared with the same period a year ago. Operating profit was a record for any quarter of $130 million, $82 million higher than third quarter 2011 and 11.8% of net sales. Net income attributable to Cooper Tire & Rubber Company was a third quarter record of $74 million, or $1.17 per share on a diluted basis, and compares with $17 million, or $0.27 per share, for the same period last year.

"Our third quarter financial results include several record performances for Cooper Tire,” said Chief Executive Officer Roy Armes. "Total global volume grew by 5%. Once again, our U.S. volumes grew while the overall industry declined. We believe our ability to outpace the industry is attributable to strong execution of our strategic plan, especially our focus on new product introductions that are positioning Cooper as the consumer choice for performance and value. In addition, our initiatives to improve efficiency helped lower costs, and we benefitted along with the industry from lower raw material costs. We are pleased with our teams and their ability to drive results around the world, which should continue to deliver value to our shareholders.”

Third quarter profits were positively impacted by lower raw material costs of $144 million, volume increases totaling $9 million and $7 million in manufacturing efficiencies. These profit contributors were partially offset by $36 million in unfavorable price and mix, $28 million in higher selling, general and administrative costs as the company continued to invest in expanding distribution networks and promoting Cooper brands, $7 million in higher product liability costs and $7 million in “other” costs, which included higher pension expense. Higher incentive compensation costs, resulting from higher profits, affected selling, general and administrative costs and other costs.

The company ended the third quarter with $272 million of cash and cash equivalents, an increase of $181 million compared with the prior-year third quarter balance of $91 million. Improved profits and lower working capital contributed to the higher cash balance.

A summary presentation of information related to the quarter is posted on the company's website at http://coopertire.com/Investors/Financials/Quarterly-Summary.aspx.

North America Tire Operations

North America Tire Operations achieved net sales of $816 million during the third quarter, up 7% from third quarter 2011 net sales of $760 million. Increased sales resulted from higher unit volumes and higher price and mix. Unit sales for the North American segment increased 4% compared with the prior-year third quarter. Cooper's total light vehicle tire shipments in the United States increased 6% during the quarter compared with total industry shipments that were down 3% as reported by the Rubber Manufacturers Association (RMA).

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Cooper Tire Q3 2012 Results—2

The segment's operating profit was $105 million for the third quarter, or 12.8% of net sales. This represents an increase of $87 million compared with third quarter 2011. The improved profit includes a $102 million decrease in raw material costs, manufacturing efficiencies of $9 million and higher unit volumes of $6 million. These improvements were partially offset by $14 million of higher selling, general and administrative costs. Product liability costs increased $7 million and “other” costs were $7 million higher attributable to pension related expense and incentive compensation. Price and mix was $1 million unfavorable. Higher incentive compensation costs, resulting from higher profits, affected selling, general and administrative costs and other costs.

International Tire Operations

The company's International Tire Operations reported third quarter sales of $411 million, a decrease of $11 million, or 3%, compared with the same period a year ago. Higher unit volumes of $45 million and favorable currency translation of $4 million were more than offset by pricing and mix of $60 million. Sales volumes in Asia increased 10%, while European sales volumes decreased 5%. Higher sales in Asia were driven by improved truck and bus radial and premium passenger car tire sales. European sales volumes decreased as a result of weak market conditions that were partially offset by incremental volumes from the company’s new operation in Serbia.

The International segment achieved third quarter operating profit of $36 million, or 8.6% of net sales, compared with $30 million, or 7.2% of net sales, for the same period a year ago. Profits improved by $64 million attributable to lower raw material costs and $3 million from higher unit volumes. Partially offsetting these improvements were unfavorable price and mix of $53 million and $7 million of higher selling, general and administrative costs, reflecting strategic investments to expand the company’s distribution network in China and to promote Cooper brands. Manufacturing efficiencies decreased $2 million.

Outlook

Raw material prices decreased by 13% sequentially from the second quarter to the third quarter. Management anticipates fourth quarter raw material prices will be approximately the same as the third quarter, and that the long-term outlook for raw material prices will be to generally trend higher. Capital expenditures for 2012 are expected to be between $180 million and $210 million, including the investment in an Enterprise Resource Planning (ERP) system and investments related to the continuing ramp-up of Serbian operations.

"We are confident that our ability to execute our strategic plan will drive results and build on the positive momentum we’ve established over the last several quarters,” Armes said. "We expect to compete at or above the industry in our markets and believe that we are on the right path toward continued profitable growth for our company. Still, we are approaching the future with caution regarding several factors that we cannot control, such as the challenging global economic environment and factors specific to the tire industry, which contribute to uncertainty about the near-term future.”

Third Quarter 2012 Conference Call Today at 11 a.m. Eastern

Management will discuss the financial and operating results for the third quarter in a conference call for analysts and investors today at 11 a.m. Eastern. The call may be accessed on the investor relations page of the company’s website at www.coopertire.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk.

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Cooper Tire Q3 2012 Results—3

Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	the failure to achieve expected sales levels;
•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in economic and business conditions in the world;
•	changes in interest or foreign exchange rates;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	consolidation among the Company's competitors or customers;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•	litigation brought against the Company, including products liability claims, which could result in material damages against the Company, as well as potential increases in legal fees due to a more active trial docket;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;
•	failure to implement information technologies or related systems, including failure to successfully implement an ERP system;
•	changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;
•	the impact of labor problems, including labor disruptions at the Company or at one or more of its large customers or suppliers;
•	changes to tariffs on certain tires imported into the United States from the People's Republic of China or the imposition of new tariffs or trade restrictions;
•	government regulatory and legislative initiatives including environmental and healthcare matters;
•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements;
•	the risks associated with doing business outside of the United States;
•	failure to attract or retain key personnel;
•	inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	changes in the Company’s relationship with joint-venture partners;
•	the inability to recover the costs to develop and test new products or processes;
•	inability to adequately protect the Company’s intellectual property rights; and
•	inability to use deferred tax assets.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.

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Cooper Tire Q3 2012 Results—4

Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow…)

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About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies located in 11 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:

Jerry Long

419.424.4165

investorrelations@coopertire.com

Media Contact:

Anne Roman

419.429.7189

alroman@coopertire.com

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2011	2012	2011	2012

Net sales	$1,048,602	$1,095,626	$2,869,134	$3,138,366
Cost of products sold	960,518	897,468	2,630,816	2,675,875
Gross profit	88,084	198,158	238,318	462,491

Selling, general and administrative	40,872	68,555	134,670	189,764
Operating profit	47,212	129,603	103,648	272,727

Interest expense	8,953	7,115	27,603	23,973
Interest income	829	542	2,399	1,914
Other income (expense)	(124)	(315)	5,524	333
Income before income taxes	38,964	122,715	83,968	251,001

Income tax expense	17,003	40,004	29,083	81,650

Net income	21,961	82,711	54,885	169,351

Net income attributable to noncontrolling shareholders' interests	4,680	8,598	10,407	21,924

Net income attributable to Cooper Tire & Rubber Company	$17,281	$74,113	$44,478	$147,427

Basic earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.28	$1.18	$0.72	$2.36

Diluted earnings per share:

Net income attributable to Cooper Tire & Rubber Company common stockholders	$0.27	$1.17	$0.71	$2.34

Weighted average shares outstanding (000s):
Basic	62,266	62,561	62,106	62,405
Diluted	62,842	63,274	63,077	63,042
Depreciation	$29,478	$31,748	$91,706	$95,189
Amortization	336	335	1,008	1,005
Capital expenditures	$38,186	$45,608	$121,286	$123,477

Segment information
Net sales
North American Tire	$759,780	$816,257	$2,066,903	$2,284,563
International Tire	421,847	411,256	1,180,889	1,234,353
Eliminations	(133,025)	(131,887)	(378,658)	(380,550)

Segment profit (loss)
North American Tire	$17,340	$104,830	$42,544	$192,717
International Tire	30,442	35,506	73,814	111,381
Eliminations	356	(3,163)	(2,377)	(7,009)
Unallocated corporate charges	(926)	(7,570)	(10,333)	(24,362)

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30
(Dollar amounts in thousands)	2011	2012

Assets
Current assets:
Cash and cash equivalents	$90,565	$271,512
Notes receivable	31,896	51,130
Accounts receivable	554,552	499,568
Inventories	589,862	585,958
Other current assets	24,806	66,201
Total current assets	1,291,681	1,474,369

Net property, plant and equipment	963,512	1,018,228
Goodwill	18,674	18,851
Restricted cash	2,434	9,388
Deferred income tax assets	23,900	188,776
Intangibles and other assets	50,311	45,450
	$2,350,512	$2,755,062

Liabilities and Equity
Current liabilities:
Notes payable	$139,311	$47,688
Trade payables and accrued liabilities	591,964	647,318
Income taxes	4,633	20,943
Current portion of long-term debt	26,571	2,336
Total current liabilities	762,479	718,285

Long-term debt	329,556	336,631
Postretirement benefits other than pensions	263,594	299,344
Pension benefits	228,691	335,766
Other long-term liabilities	172,743	187,435
Redeemable noncontrolling shareholders' interests	76,578	—
Equity	516,871	877,601
	$2,350,512	$2,755,062

These interim statements are subject to year-end adjustments.

Certain amounts from 2011 have been reclassed to conform to 2012 presentation.